Exhibit 99.1

May 11, 2006

Contact:

Wayne E. Travers Jr.

203-378-1152 ext. 111

Wise Metals Group LLC Announces

First Quarter Results

•	Conversion margin improvement realized

•	Results impacted by continued escalation of energy prices

BALTIMORE, Md. — Shipments of Wise Metals Group’s aluminum beverage can stock, other rolled aluminum products and scrap in the first quarter of 2006 totaled 169.9 million pounds compared to 196.5 million for the same period in 2005, a decrease of 14 percent, company officials announced today. Shipments of scrap at Wise Recycling increased 9 percent in the first quarter of 2006 versus the first quarter of 2005 while common alloy shipments increased 11 percent. These increases were offset by a decrease in can sheet shipment volumes which was due mostly to can sheet customers reducing inventory quantities from year-end levels combined with the effects of slightly lower contractual volumes which resulted from negotiations to improve pricing.

Net income for the first quarter of 2006 was $3.5 million, which includes a $4.7 million favorable impact for FAS 133 (Accounting for Derivative Instruments and Hedging Activities). This compares to a net loss of $6.2 million in the first quarter of 2005, which includes a $3.6 million unfavorable impact for FAS 133.

After adjusting for FAS 133, net loss for the first quarter of 2006 was $1.2 million, compared to a loss of $2.6 million in the first quarter of 2005, adjusting for similar items. The difference of approximately $1.4 million includes the effects of increased conversion pricing and production improvements offset by increased natural gas costs of $5.5 million and increased interest expense of $1.1 million.

Earnings before interest and fees, taxes, depreciation and amortization (EBITDA) adjusted for the effects of FAS 133 (Adjusted EBITDA) for the quarter was $9.0 million compared to $6.7 million for the first quarter of 2005.

Conversion margin, which is defined as conversion revenue (sales less metal costs) less conversion cost (cost of sales less metal costs) increased from $6.1 million in the first quarter of 2005 to $8.9 million for the same period in 2006. Increased energy costs due to higher natural gas prices were more than offset by higher conversion prices implemented on January 1, 2006 and the results of productivity improvements and other cost savings measures. There was no material impact on the first quarter of 2006 from aluminum price caps on can sheet sales.

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On March 3, 2006, Wise Metals Group LLC completed an amendment to its revolving line of credit resulting in a $30 million increase to the facility from $150 million to $180 million. These additional funds are immediately available to the company, subject to customary borrowing base calculations. The facility also allows for an additional increase to $200 million should conditions warrant.

“The results of the first quarter of 2006 should be viewed as an achievement to everyone in the company and are reflective and provide a glimpse of what can be accomplished through everyone’s efforts both financially and operationally.” stated David D’Addario, Chairman and Chief Executive Officer.

“The adjusted EBITDA for the first quarter increased to $9.0 million compared to $6.7 million for the first quarter of last year,” D’Addario said. “We were able to improve the results even though energy and metal prices continued to rise.”

The price paid for natural gas in the three months ended March 31, 2005 averaged $7.46 per mmBTU while the average for the same period in 2006 was $12.25 reflecting an increase of 64%. This increase impacted the quarter by approximately $5.5 million versus the same period in 2005.

“The offset to these rising costs was accomplished through production efficiencies and cost reduction initiatives. In addition, the sales group has been outstanding in penetrating the common alloy market and the people at our plant continue to demonstrate our excellent skills in producing high-quality products. Our financial group was also able to contain the cost of metal through hedging. The good news is that energy costs have come down but this will be more than offset by the rising cost of metal,” remarked D’Addario.

“As we had anticipated, first quarter earnings were essentially not affected by the metal caps,” mentioned Danny Mendelson, Executive Vice President and Chief Financial Officer. “However, the rising cost of metal has substantially increased the working capital needs of the company. We continue to work with our customers, banks and vendors to demonstrate that our liquidity challenges are not a result of operations but have been the result of funding greatly increasing inventory and receivables. We will continue with their assistance to manage through these unprecedented times.”

“Unlike the just-ended first quarter of 2006 during which the metal ceiling on aluminum had essentially no effect on our ability to pass through metal costs to customers, our cost for aluminum in the second and third quarters will be in excess of the price ceilings,” added Ken Stastny, Treasurer. “These cost increases can only be partially offset by our use of recycled aluminum scrap and continued improvements in productivity. As a result, we expect to incur increased losses in the second and third quarters but are positioning the company to meet cash flow requirements throughout this period.”

“As we stated in prior periods, we anticipate that 2006 will be a challenging year financially as a result of current metal ceilings. We have received some relief for 2006 and will have further relief in 2007. We continue to do everything possible to offset the affects of metal cost increases and other costs for 2006 and believe that we are well along our planned path of positive change for our industry,” commented D’Addario.

Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission. The company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

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Wise Metals Group LLC

Consolidated Statements of Operations

(Unaudited)

	Three Months ended March 31,
	2006	2005
Sales	$216,276	$221,561
Cost of sales	207,394	215,461

Gross margin	8,882	6,100

Operating expenses:
Selling, general, and administrative	2,973	2,696

Operating income	5,909	3,404

Other income (expense):
Interest expense and fees, net	(7,120)	(6,019)
Unrealized gain (loss) on derivative instruments	4,711	(3,619)

Net income (loss)	$3,500	$(6,234)

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Wise Metals Group LLC

Consolidated Balance Sheets

	March 31, 2006	December 31, 2005
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$2,077	$6,456
Restricted cash	250	250
Accounts receivable, less allowance	69,277	73,326
Inventories	181,432	142,151
Other current assets	28,209	24,562

Total current assets	281,245	246,745

Non-current assets:
Property and equipment, net	87,245	86,557
Other assets	8,998	8,492
Goodwill	283	283

Total non-current assets	96,526	95,332

Total assets	$377,771	$342,077

Liabilities and members’ deficit:
Current liabilities:
Accounts payable	$54,923	$54,493
Current portion of long-term debt	2,180	1,477
Borrowings under revolving credit facility	161,485	137,730
Accrued expenses, payroll and other	27,209	18,247

Total current liabilities	245,797	211,947

Non-current liabilities:
Term loans, less current portion	773	826
Senior secured notes	150,000	150,000
Other liabilities	12,990	14,593

Total non-current liabilities	163,763	165,419

Members’ deficit	(31,789)	(35,289)

Total liabilities and members’ deficit	$377,771	$342,077

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Wise Metals Group LLC

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31,
	2006	2005
Cash flows from operating activities
Net income (loss)	$3,500	$(6,234)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	3,114	3,299
Amortization of deferred financing fees	351	304
Unrealized (gains) losses on derivatives	(4,711)	3,619
Changes in operating assets and liabilities:
Restricted cash	—	(3,148)
Accounts receivable	4,049	(23,613)
Inventories	(39,281)	980
Other current assets	662	733
Accounts payable	430	1,951
Accrued expenses, payroll and other	6,904	4,306

Net cash used in operating activities	(24,982)	(17,803)

Cash flows from investing activities
Purchase of equipment	(3,802)	(4,039)

Net cash used in investing activities	(3,802)	(4,039)

Cash flows from financing activities
Net issuance of short-term borrowings	24,458	16,093
Payments on long-term obligations	(53)	(59)
Purchase of members’ equity	—	(906)

Net cash provided by financing activities	24,405	15,128

Net decrease in cash and cash equivalents	(4,379)	(6,714)
Cash and cash equivalents at beginning of period	6,456	7,699

Cash and cash equivalents at end of period	$2,077	$955

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Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in evaluating its performance. These include Adjusted EBITDA. Adjusted EBITDA is not intended to represent cash flows from operations as defined using GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. A reconciliation of Adjusted EBITDA to net income (loss) is set forth in the financial tables below. The company includes Adjusted EBITDA information because this measure is used by management to measure our compliance with debt covenants and by investors and note holders to evaluate our ability to service debt. Our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. In addition, the Company uses conversion margin to measure performance of the Company. Conversion margin is determined as conversion revenue (sales less metal costs and the effect of LIFO) less conversion costs (cost of sales less metal costs). The following table reconciles sales and cost of sales to conversion revenue, conversion costs and conversion margin.

Wise Metals Group LLC

Conversion Margin

	Three months ended March 31,
	2006	2005
Sales	$216,276	$221,561
Less:
Metal costs	(148,675)	(155,558)

Conversion revenue	$67,601	$66,003

Cost of sales	$207,394	$215,461
Less:
Metal costs	(148,675)	(155,558)

Conversion costs	$58,719	$59,903

Conversion revenue	$67,601	$66,003
Conversion costs	(58,719)	(59,903)

Conversion margin	$8,882	$6,100

Conversion margin	$8,882	$6,100
Shipments	169,918	196,539

Conversion margin per pound	$.0523	$.0310

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three months ended March 31,
	2006	2005
Net income (loss)	$3,500	$(6,234)
Interest expense and fees	7,120	6,019
Depreciation and amortization	3,114	3,299
Unrealized (gain) loss on derivative instruments	(4,711)	3,619
Adjusted EBITDA	$9,023	$6,703

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About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; and Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.

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